EXHIBIT 99.1


                BRIDGE CAPITAL HOLDINGS REPORTS FINANCIAL RESULTS
                      FOR THE QUARTER ENDED MARCH 31, 2007

                   RECORD QUARTERLY NET INCOME OF $2.4 MILLION
                          NET INTEREST MARGIN OF 6.96%
                            RETURN ON EQUITY OVER 19%

     SAN JOSE, CA - APRIL 19, 2007 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, one of the fastest-growing full-service business banks in California and the Nation, today announced financial results for the quarter ended March 31, 2007.

     The Company reported net income of $2.4 million, or $0.35 per diluted share, for the three months ended March 31, 2007. The first quarter result compared to net income of $1.9 million, or $0.29 per diluted share, in the same period one year ago, representing a 21% increase in earnings per share.

     "The results of the first quarter of 2007 reflect the momentum of our business in the markets we serve," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. "While the economic environment for some sectors of our markets is improved, specifically commercial and technology based business, competition has also increased significantly. The balance and diversity in our business lines and consistent disciplined execution by our experienced bankers continues to deliver good results for our shareholders."

     For the quarter ended March 31, 2007, the Company's return on average assets and return on average equity were 1.44% and 19.52%, respectively, and compared to 1.45% and 19.13%, respectively, for the same period in 2006.

     Bridge Capital Holdings reported total assets at March 31, 2007 of $731.1 million, compared to $566.9 million on the same date one year ago. The increase in total assets represented growth of $164.2 million, or 29%, compared to March 31, 2006.

     The Company's total deposits were $653.4 million as of March 31, 2007, compared to total deposits of $492.4 million as of March 31, 2006. The increase in deposits represented growth of $161.0 million, or 33%, compared to March 31, 2006.

     The Company reported total loans outstanding at March 31, 2007 of $575.1 million, which represented an increase of $118.0 million, or 26%, over $457.1 million for the same date one year earlier.

     Earnings growth was driven primarily by growth in net interest income. Net interest income of $11.0 million for the quarter ended March 31, 2007 represented an increase of approximately $2.4 million, or 28%, over $8.5 million reported for the same quarter one year earlier and was primarily attributed to growth in average earning assets of $143.2 million, or 29%, compared to the same quarter in 2006. The Company's loan-to-deposit ratio, a measure of leverage, averaged 89% during the quarter ended March 31, 2007, which represented a slight decrease compared to an average of 91% for the same quarter of 2006.

     Increases in short-term interest rates also contributed to growth in net interest income since the interest rate earned on a majority of the Company's loan portfolio adjusts with the prime rate. As such, the nature of the Company's balance sheet is that, over time, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities as short-term interest rates change. The Company's prime rate averaged 8.25% in the quarter ended March 31, 2007 compared to 7.43% in the same quarter one year earlier.

     The Company's net interest margin for the quarter ended March 31, 2007 was 6.96% declining slightly from 7.00% in the same period one year earlier as a result of growth in the volume of average interest bearing liabilities and decreased balance sheet leverage.

     The Company's non-interest income for the quarter ended March 31, 2007 was $1.3 million, compared to $1.1 million for the same period one year ago. Non-interest income is primarily comprised of gains realized on sales of SBA loans and the increase in non-interest income primarily reflects a higher volume of SBA loan sales in 2007 when compared to 2006.

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     Taken together,  net interest income and non-interest income comprise total revenue of $12.3 million for the three months ended March 31, 2007 compared to $9.6 million for the same period one year earlier, representing an increase of $2.7 million, or 28%.

     The Company provided $200,000 to the allowance for loan losses for the three months ended March 31, 2007 compared to $222,000 for the same period in 2006. At March 31, 2007 non-performing assets were 0.95% of gross loans, compared to 0.56% on the same date one year earlier. Non-performing assets at March 31, 2007 were primarily comprised of two loans to one commercial borrower. These loans were determined to be impaired and placed on non-accrual at March 31, 2007, and the amount of the impairment reserve is included in the allowance for loan losses. The allowance represented 1.31% of gross loans at March 31, 2007 compared to 1.35% at March 31, 2006.

     Non-interest expenses of $7.9 million for the quarter ended March 31, 2007 represented an increase of $1.6 million, or 24%, compared to $6.3 million in the same quarter of 2006. The Company's efficiency ratio, the ratio of non-interest expenses to revenues, was 64% for the quarter ended March 31, 2007 compared to 66% in the same quarter one year earlier. The increase in non-interest expense was primarily due to increases in salary and benefits expenses. Salary and benefits expense for the quarter ended March 31, 2007 was $5.0 million and represented an increase of $1.3 million over $3.7 million in the same period of 2006. The increase was primarily attributed to growth in headcount to 142 at March 31, 2007 from 114 on the same date one year earlier.

     "We are very pleased with the consistency in our operating measures and the start to 2007," said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. "The net interest margin of 6.96% was actually improved sequentially and we continued to achieve superior returns on average assets and equity. The results again highlight the balance in our mix of business as we continued to see growth across all lines."

     At March 31, 2007, shareholders' equity of the Company was $52.5 million, up from $42.0 million for the same date one year earlier. As a result, the Company's total risk-based capital ratio was 11.7%, substantially above the regulatory standard of 10.0% for "well-capitalized" institutions.


ABOUT BRIDGE CAPITAL HOLDINGS
Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at WWW.BRIDGECAPITALHOLDINGS.COM.

ABOUT BRIDGE BANK, N.A.
Bridge Bank, N.A. is Santa Clara County's full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Redwood City, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, Orange County, Dallas, TX, and Reston, VA business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at WWW.BRIDGEBANK.COM.

                           FORWARD LOOKING STATEMENTS
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.

                  THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDINGS' ANNUAL REPORTS ON FORMS 10-K AND QUARTERLY REPORTS ON FORMS 10-Q ON FILE WITH THE SECURITIES EXCHANGE COMMISSION.

                             BRIDGE CAPITAL HOLDINGS


                                                  THREE MONTHS ENDED
                                      ________________________________________
                                                                   % INCREASE
                                      03/31/2007     03/31/2006     (DECREASE)
                                      __________     __________    ___________
OPERATING RESULTS:

      Interest income                    $ 15,378       $ 10,928        40.7%
      Interest expense                      4,426          2,386        85.5%
                                           ------         ------
         Net interest income               10,952          8,542        28.2%

      Provision for loan losses               200            222        -9.9%

      Noninterest income                    1,294          1,083        19.5%
      Noninterest expense                   7,854          6,338        23.9%
                                           ------         ------
         Income before tax                  4,192          3,065        36.8%

      Prov for Income Taxes                 1,748          1,134
                                           ------         ------
      Net income                          $ 2,444        $ 1,931        26.6%
                                          =======        =======
      Per share:
         Basic                             $ 0.38         $ 0.31        23.6%
                                          =======        =======
         Diluted                           $ 0.35         $ 0.29        21.4%
                                          =======        =======

      RATIOS:
      ROAA                                   1.44%          1.45%
      ROAE                                  19.52%         19.13%
      Net interest margin                    6.96%          7.00%
      Efficiency                            64.14%         65.85%

      ALLL/gross loans                       1.31%          1.35%
      NPA/gross loans                        0.95%          0.56%
      Risk-based capital                    11.69%         12.25%
      Average loans/deposits                89.23%         91.23%

      Shares outstanding (000's)            6,390          6,257
      Book value per share                 $ 8.21         $ 6.71

BALANCE SHEET
                                      03/31/2007     03/31/2006
                                      __________     __________
      END OF PERIOD
      Assets                            $ 731,122      $ 566,934        29.0%
      Deposits                            653,398        492,369        32.7%
      Gross loans                         575,140        457,115        25.8%
      Allowance for loan losses             7,533          6,169        22.1%
      Shareholders' equity                 52,458         41,981        25.0%

      AVERAGE-QTR
      Assets                            $ 688,115      $ 540,099        27.4%
      Earning assets                      638,015        494,844        28.9%
      Deposits                            610,033        470,012        29.8%
      Gross loans                         544,357        428,793        27.0%
      Allowance for loan losses             7,330          6,001        22.1%
      Shareholders' equity                 50,785         40,939        24.1%